                                                                  Exhibit (d)(6)


                     STOCKHOLDER TENDER AND VOTING AGREEMENT

     This STOCKHOLDER TENDER AND VOTING AGREEMENT (this "Agreement") is entered into as of March 10, 2004, by and between Crossbow, a corporation organized under the laws of the Province of Quebec (the "Parent"), CGI Virginia Corporation, a Delaware corporation and a subsidiary of the Parent (the "Merger Sub"), and Dorothy Leonard, (referred to as the "Stockholder").

                                   BACKGROUND

     As of the date of this Agreement, the Stockholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.01 per share (the "Common Stock"), of Arrow, a Delaware corporation (the "Company"), set forth opposite the Stockholder's name on Schedule I to this Agreement (such shares of Common Stock, together with any other shares of Common Stock the power to dispose of or vote over which the Stockholder acquires during the period from and including the date of this Agreement through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to in this Agreement as the "Subject Shares"). The Parent, the Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), which provides for the Merger Sub to commence a tender offer (the "Offer") for all of the issued and outstanding shares of the Common Stock and the merger of the Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Parent (the "Merger"). As a condition to the willingness of the Parent and the Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration for their entering into this Agreement, the Stockholder is executing this Agreement.

     Accordingly, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound agree as follows:

                                    ARTICLE I
                     TENDER AGREEMENT AND IRREVOCABLE PROXY

     Section 1.1 Tender Agreement. The Stockholder agrees that unless this Agreement is terminated pursuant to Article V of this Agreement, (i) the Stockholder shall validly tender or cause to be validly tendered, the Subject Shares to the Merger Sub pursuant to and in accordance with the terms of the Offer as promptly as practicable, and in any event no later than: (a) the fifth Business Day, following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, and (b) in the case of any Subject Shares acquired after the date of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or otherwise, the third succeeding Business Day after acquisition thereof; and (ii) the Stockholder shall not withdraw any Subject Shares so tendered unless the Offer is terminated or has expired without the Merger Sub purchasing all shares of Common Stock validly tendered in the Offer. Notwithstanding the provisions of the preceding sentence, in the event that any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares shall remain subject to the terms of this Agreement. The parties to this Agreement acknowledge and agree that the obligation of the Merger Sub to accept for payment and pay for Shares validly tendered in the Offer, including the Subject Shares, is subject to the conditions set forth in Annex A to the Merger Agreement.

     Section 1.2 Grant of Irrevocable Proxy. (a) The Stockholder hereby appoints the Parent and any designee of the Parent, and each of them individually, as the Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any meeting (or any adjournment or postponement of such meeting) of the holders of any class or classes of the capital stock of the Company, however called, or act by written consent with respect to the Subject
Shares: (i) in favor of the approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof); (ii) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries and any Acquisition Proposal; or (2) a sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; and (B) (1) any change in the persons who constitute the board of directors of the Company as such board is constituted as of the date of this Agreement (or their successors who were so approved by the Parent);
(2) any material change in the present capitalization of the Company or amendment of the Company's certificate of incorporation or bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in a material manner the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article I. This proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

         (b) The proxy and power of attorney granted pursuant to this Section
1.2 by the Stockholder is executed in accordance with Section 212 of the Delaware General Corporation Law and shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder in relation to any or all of his Subject Shares. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. The proxy and power of attorney granted under this Agreement shall terminate upon the termination of this Agreement.

         (c) The Parent and the Merger Sub acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict a Stockholder with respect to any act or omission that a Stockholder may undertake or authorize in the Stockholder's capacity as a director or officer of the Company, including, without limitation, any vote the Stockholder may make as a director or officer of the Company with respect to any matter presented to the Company's board of directors.

                                   ARTICLE II
                                    COVENANTS

     Section 2.1 Generally. (a) The Stockholder agrees that prior to the termination of this Agreement, except as contemplated by the terms of this Agreement, the Stockholder shall not, directly or


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

indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement or arrangement with respect to, or consent to, a Transfer of, any or all of the Subject Shares or (ii) take any action in his capacity as a Stockholder that would have the effect of preventing, impeding, interfering with or adversely affecting in a material manner the Stockholder's ability to perform his obligations under this Agreement.

         (b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder agrees, while this Agreement is in effect, to notify Parent and Merger Sub promptly of the number of any additional shares of capital stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date of this Agreement.

     Section 2.2 Standstill Obligations of the Stockholder. The Stockholder covenants and agrees with each of the Parent and the Merger Sub that:

         (a) Except as permitted by Section 1.2(c) of this Agreement, the Stockholder shall not, nor shall the Stockholder act in concert with or with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules promulgated by the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company accept the Offer, tender their shares in the Offer, vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by Article II of this Agreement.

         (b) The Stockholder shall not, nor shall the Stockholder act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder hereby represents and warrants to the Parent and the Merger Sub as follows:

     Section 3.1 Authority. The Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Stockholder has been duly authorized by all necessary action on the part of the Stockholder.

     Section 3.2 Ownership of Shares. Schedule I sets forth, opposite the Stockholder's name, the number of shares of Common Stock over which the Stockholder has record and beneficial ownership as of the date of this Agreement. The Stockholder is the lawful owner of the shares of Common Stock denoted as being owned by the Stockholder on Schedule I and has the sole power to dispose of (or cause to be disposed of) or vote (or cause to be voted) such shares of Common Stock. The Stockholder has good and valid title to the Common Stock denoted as being owned by the Stockholder on Schedule I, free and clear of any and all Liens, other than those Liens created by this Agreement.

     Section 3.3 No Conflicts. None of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated by this Agreement or compliance by the Stockholder with any of the provisions of this Agreement shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's Subject Shares or assets may be bound; or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation.

     Section 3.4 Reliance by the Parent and the Merger Sub. The Stockholder understands and acknowledges that each of the Parent and the Merger Sub is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder.

                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

     Each of the Parent and the Merger Sub hereby represents and warrants to the Stockholder as follows:

     Section 4.1 Due Organization, etc. Each of the Parent and the Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Merger Sub have been duly authorized by all necessary action on the part of the Parent and the Merger Sub.

     Section 4.2 Reliance by the Stockholder. Each of the Parent and Merger Sub understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by the Parent and Merger Sub.

                                    ARTICLE V
                                   TERMINATION

     Section 5.1 Termination. This Agreement shall terminate, and neither the Parent, the Merger Sub, nor the Stockholder shall have any rights or obligations under this Agreement and this Agreement shall become null and void and have no effect upon the earliest to occur of: (i) the mutual consent of the Parent, the Merger Sub and the Stockholder, (ii) the Effective Time, and (iii) the date of termination of the Merger Agreement in accordance with its terms; provided, however, that termination of this Agreement shall not prevent any party under this Agreement from seeking any remedies (at law or in equity) against any other party to this Agreement for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 6.1, 6.4, 6.5 and 6.13 of this Agreement shall survive the termination of this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

     Section 6.1 Publication. The Stockholder hereby permits the Parent and the Merger Sub to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable Legal Requirements, the Proxy/Information Statement, his identity and ownership of shares of Common Stock and the nature of their commitments, arrangements and understandings pursuant to this Agreement.

     Section 6.2 Further Actions. The Stockholder shall, upon the request of the Parent or the Merger Sub, at the Parent's sole cost and expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Parent or the Merger Sub to be necessary or desirable to carry out the provisions of this Agreement, including without limitation, to effectuate the intent of the proxy granted pursuant to Section 1.2.

     Section 6.3 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement. The failure of any party to this Agreement to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party to this Agreement with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     Section 6.4 Specific Performance. The parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 6.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business
Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices under this Agreement shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to the Parent

             or the Merger Sub, to:      1130 Sherbrooke Street West
                                         5th Floor
                                         Montreal, Quebec
                                         Canada H3A 2M8
                                         Attention:  Andre J. Bourque
                                         Telephone No.:  (514) 841-3200
                                         Telecopy No.:  (514) 841-3294

                     with copies to:     McCarthy Tetrault LLP
                                         Le Windsor, 1170 Peel Street
                                         Montreal, Quebec
                                         Canada H3B 4S8
                                         Attention:  Jean-Rene Gauthier, Esquire
                                         Telephone No.:  (514) 397-4100
                                         Telecopy No.:  (514) 875-6246


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

                                         and

                                         Holland & Knight LLP
                                         100 North Tampa Street, Suite 4100
                                         Tampa, Florida 33602
                                         Attention:  Robert J. Grammig, Esquire
                                         Telephone No.:  (813) 227-8500
                                         Telecopy No.:  (813) 229-0134

     (b) if to the Stockholder, at the address listed in Schedule I.


     Section 6.6 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

     Section 6.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 6.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Section 6.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. It being understood that this Agreement is not intended to confer upon any Person not a party to this Agreement any rights or remedies under this Agreement.

     Section 6.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this
Section 6.10 shall be void.

     Section 6.11 Parties in Interest. Subject to Section 6.10, this Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 6.12 Mutual Drafting. Each party to this Agreement has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

     Section 6.13 Governing Law; Consent to Jurisdiction; Waiver of Trial by
Jury.

         (a) This Agreement shall be governed by and construed in accordance with the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by Law, in such Federal court,
(c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

         (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.13 (c).

     Section 6.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 6.15 Capacity. The Stockholder, in executing this Agreement if he is a director or officer of the Company makes no agreement or understanding in this Agreement as a director or officer of the Company. The Stockholder executes this Agreement solely in his capacity as a record and beneficial owner of the Subject Shares, and nothing in this Agreement shall limit or affect any actions taken in his capacity as an officer or director of the Company.

                                    * * * * *

     IN WITNESS WHEREOF, the Parent, the Merger Sub and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                   CGI GROUP INC.
                                   a corporation organized under the laws of the Province of Quebec


                                   By:/s/ Serge Godin
                                      -----------------------------------------
                                   Name:    Serge Godin
                                   Title:   Chairman of the Board and
                                            Chief Executive Officer



                                   CGI VIRGINIA CORPORATION
                                   a Delaware corporation



                                   By: /s/ Serge Godin
                                       ----------------------------------------
                                   Name:    Serge Godin
                                   Title:   Chairman of the Board and
                                            Chief Executive Officer


                                   STOCKHOLDER:

                                   /s/ Dorothy Leonard
                                   --------------------------------------------
                                   Name: Dorothy Leonard

                                   SCHEDULE I

                            Ownership of Common Stock

Name Address of Stockholder                   Number of Shares Owned
---------------------------                   ----------------------
Dorothy Leonard
c/o Harvard Business School
Soldiers Field

Boston, MA 02163                              5,380




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